FOR IMMEDIATE RELEASE CONTACT:  Rubenstein Associates,  Inc.
                                                    Jackie Kaplan 212/843-8290


                    DAY RUNNER, INC. REPORTS SALE OF FILOFAX


     FULLERTON, CA. April 26, 2001. Day Runner, Inc. (OTCBB.DAYR) today announced the sale of its Filofax operations for $30 million which was used to reduce existing debt. The sale is a significant step in the Company's financial restructuring plan to improve profitability and its capital structure. The Filofax operations were sold to entities affiliated with the Company's lenders.

     All forward-looking statements made in this news release constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect the Company's current expectations and are subject to numerous risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. These include but are not limited to: (1) the Company's liquidity is dependent upon its ability to successfully renegotiate the terms of its bank loan agreement and/or obtain waivers of such agreement and there can be no assurance that the Company will succeed in renegotiating and/or obtaining waivers of such agreement; (2) the Company has reported substantial losses over the last two fiscal years and there can be no assurance that the Company's substantial restructuring plan will be successful in returning the Company to profitability;
(3) the Company's efforts to control costs may not prove sufficient to prevent future increases in operating expenses in dollars or as a percentage of sales;
(4) the Company may not be able to counteract the effects of large customers' supply chain management in any significant way which may result in lower than expected sales and/or higher than expected product returns; (5) the Company may not correctly anticipate the product mix of retailers' "just-in-time" inventory demands, resulting in the temporary unavailability of the products in demand by retailers and lower sales; and (6) there can be no assurance that the Company's new products will meet with market acceptance.

     Additional factors that may cause future results to differ materially from the Company's current expectations include, among others: timing and size of orders from large customers; timing and size of orders for new products;
competition, especially for retail shelf space; consumer demand; general economic conditions; the health of the retail environment; foreign exchange rate fluctuations; supply constraints; and supplier performance. Among the effects of these factors may be: lower than anticipated sales; higher than anticipated product returns and/or excess inventory; negative effects on consumer purchases; lower than anticipated gross profit; higher than anticipated operating expenses; and lower than anticipated net income.

     For additional risks and more detailed explanations of factors that may cause the Company's results of operations to vary materially from current expectations, see the Company's Form 10-K for the year ended June 30, 2000 filed with the SEC.

     Day Runner, Inc. is a leading developer and marketer of loose-leaf paper-based organizers for the North American retail markets. The Company also develops and markets a number of related organizing products, including telephone/address books, business accessories, organizing tools for students, wallboards, laminated wall planners, and the Home Manager(TM) on-the-refrigerator organizer.














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(R)Day Runner is a registered trademark of Day Runner, Inc., and Home Manager is a trademark of Day Runner, Inc.